Exhibit (a)(5)(C)
For immediate release:
March 4, 2008

Pfizer Contacts:
Shreya Jani (media) 212-733-4889

Jennifer Davis (investors) 212-733-0717

Encysive Contacts:
Ann Tanabe (investors) 713-796-8822

Dan Budwick, BMC Communications 212-477-9007, ext. 14 (media)
PFIZER ANNOUNCES COMMENCEMENT OF TENDER OFFER FOR ALL OUTSTANDING SHARES OF
ENCYSIVE PHARMACEUTICALS INC.
NEW YORK, NY and HOUSTON, TX, March 4, 2008 — Pfizer Inc (NYSE:PFE) today announced the commencement of the tender offer by its wholly-owned subsidiary, Explorer Acquisition Corp., for all outstanding shares of common stock of Encysive Pharmaceuticals Inc. (NASDAQ:ENCY) for $2.35 per share, net to the seller in cash. The tender offer is being made pursuant to an Offer to Purchase, dated March 4, 2008, and in connection with the Agreement and Plan of Merger, dated February 20, 2008, by and among Pfizer, Explorer Acquisition Corp. and Encysive, which Pfizer and Encysive publicly announced on February 20, 2008.
The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Monday, March 31, 2008, unless the tender offer is extended. Following the completion of the tender offer and, if required, receipt of approval by Encysive’s stockholders, Pfizer expects to consummate a merger of Explorer Acquisition Corp. and Encysive in which remaining Encysive stockholders, other than stockholders who exercise appraisal rights under Delaware law, will receive the same cash price per share as paid in the tender offer. The tender offer and merger are subject to customary closing conditions, including the acquisition by Pfizer of more than 50% of Encysive’s outstanding shares in the tender offer and the expiration or earlier termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any applicable foreign antitrust, competition or merger control laws.
The Depositary and Paying Agent for the tender offer is Computershare Trust Company, N.A., c/o Computershare Shareholder Services, Inc., P.O. Box 43011, Providence, RI 02940-3014, Attn: Corporate Actions Voluntary Department. The Dealer Manager for the tender offer is Lazard Frères & Co. LLC, 30 Rockefeller Plaza, New York, NY 10020. The Information Agent for the tender offer is Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038.
Additional Information
This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement and related materials. Encysive’s stockholders are advised to read the tender offer statement and related materials, as filed by Pfizer with the U.S. Securities and Exchange Commission (the “SEC”). The tender offer statement (including the Offer to Purchase, letter of transmittal and related tender offer documents) filed by Pfizer with the SEC and the solicitation/recommendation statement filed by Encysive with the SEC contain important information which should be read carefully before any decision is made with respect to the tender offer. The tender offer statement and the solicitation/recommendation statement will be mailed to all Encysive stockholders of record.
The tender offer statement and related materials may be obtained at no charge by directing a request by mail to Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038, or by calling toll-free at (800) 546-8249, and may also be obtained at no charge at www.pfizer.com and www.encysive.com and the website maintained by the SEC at http://www.sec.gov .
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DISCLOSURE NOTICE: The information contained in this press release is as of March 4, 2008. Except as required by law, neither Pfizer nor Encysive assumes any obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments. Some statements in this release may constitute forward-looking statements. Pfizer and Encysive caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including the risk that the tender offer may not be completed or the merger may not be consummated for various reasons, including the failure to satisfy the conditions precedent to the completion of the acquisition. A further list and description of risks and uncertainties can be found in Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Encysive’s Annual Report for the fiscal year ended December 31, 2006 and in their subsequently filed reports on Forms 10-Q and 8-K.